Exhibit 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                                         Twelve Months Ended
                                       -------------------------------------------------------------------------
                                       March 31,                             December 31,
                                       ---------    ------------------------------------------------------------

                                          1998         1997         1996         1995         1994        1993
                                          ----         ----         ----         ----         ----        ----
Earnings:
    Net Income .....................   $ 254,784    $ 251,493    $ 243,471    $ 239,570    $ 243,486   $ 250,386
    Income taxes (1) ...............     155,381      153,324      132,961      141,267      177,244     188,907
    Fixed Charges ..................     193,856      195,055      203,855      214,768      213,581     220,590
                                       ---------    ---------    ---------    ---------    ---------   ---------
       Total .......................   $ 604,021    $ 599,872    $ 580,287    $ 595,605    $ 634,311   $ 659,883
                                       =========    =========    =========    =========    =========   =========

Fixed Charges:
    Interest expense ...............   $ 149,445    $ 150,335    $ 158,287    $ 168,175    $ 166,045   $ 171,272
    Amortization of debt discount,
       premium and expense .........       7,738        7,791        8,176        8,622        8,854       9,203
    Estimated interest portion of
       annual rents (2) ............      36,673       36,929       37,392       37,971       38,682      40,115
                                       ---------    ---------    ---------    ---------    ---------   ---------
       Total .......................   $ 193,856    $ 195,055    $ 203,855    $ 214,768    $ 213,581   $ 220,590
                                       =========    =========    =========    =========    =========   =========

Ratio of Earnings to Fixed Charges
    (rounded down) .................        3.11         3.07         2.84         2.77         2.96        2.99
                                       =========    =========    =========    =========    =========   =========

(1) Income Taxes:
    Charged to operations ..........   $ 186,909    $ 184,737    $ 178,513    $ 178,865    $ 168,202   $ 168,056
    Charged (credited) to other
       accounts ....................     (31,528)     (31,413)     (45,552)     (37,598)       9,042      20,851
                                       ---------    ---------    ---------    ---------    ---------   ---------
       Total .......................   $ 155,381    $ 153,324    $ 132,961    $ 141,267    $ 177,244   $ 188,907
                                       =========    =========    =========    =========    =========   =========

(2) Estimated interest portion of
    Unit 2 lease payments included
    in estimated interest portion of
    annual rentals .................   $  34,621    $  34,720    $  35,083    $  35,422    $  35,710   $  37,407
                                       =========    =========    =========    =========    =========   =========
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